Producers deliver 98.4% of cattle requirements in FY 10	Record high Quality grade and Overall premium was paid

USPB Completes
Another Strong Year
By Steve Hunt, CEO
In fiscal year 2010, U.S. Premium Beef eclipsed last year’s record for average per head and total grid premiums. Unitholders and associates who delivered to USPB’s Kansas and California plants received an average of $33.45 per head above the cash market, or more than $24.2 million in total grid premiums. For more detail on 2010 Kansas cattle performance see FY 2010 Kansas Cattle Performance Summary in this issue.

Fiscal year 2010 also saw our unitholders and associates continue to utilize a high percentage of delivery rights—more than 98.4% of the total delivery rights were used to deliver cattle.

Regarding financial results, our fiscal year ended

In total, USPB paid more than $24.2 million
in grid premiums, or $33.45 per head,
during fiscal year 2010.

on August 28 and final results are not yet available. However, we are encouraged by our company’s record performance during the first three quarters of the fiscal year.

Another USPB service to our unitholders is to facilitate the leasing of their unused delivery rights to other producers. This service worked well for both parties in fiscal year 2010 as lease rates remained at $7 per delivery right. Plus, our company was also able to attract more high quality cattle that were delivered against leased rights. Producers who leased delivery rights through the USPB facilitated program in fiscal year 2010 received average grid premiums of $37.12 per head which was $2.65 per head above the company average.

USPB unit values increased this past year with most recent trades occurring at $149.38 per linked unit. Our Board voted to de-link Class A and Class B units in March 2010 and we began using an internet trading system to allow unitholders more flexibility and

…continued on page 4

FY 2010 Kansas Cattle
Performance Summary
By Brian Bertelsen, Director of Field Operations

In thirteen years of delivering cattle, USPB unitholders and associates continue to set new records in grid performance. The overall average grid premium for USPB cattle delivered to our Kansas plants was record high in fiscal year 2010 at $34.47 per head more than if they were marketed on the average cash, live market.

Figure 1 on page 2 shows the record high average subtotal grid premium of $25.16 per head. Subtotal grid premium is purely from the grid itself, without age and source verification (ASV) or natural program rewards.

Table 1 on page 3 lists the premium breakdown for the last four fiscal years. During fiscal year 2010, a record high, 21% of all cattle delivered to our Kansas plants were ASV. As a result, the ASV reward across all USPB cattle was record high. Values for ASV in Table 1 show the total ASV dollars paid divided by all USPB cattle delivered to Kansas plants. Total ASV rewards were over $5 million for cattle

…continued on page 2

Deadline for comments extended to November 22. Do not delay–act now.

USPB Urges Producers to

Submit Comments on GIPSA Rule

USPB, with the assistance of outside legal and governmental advisors, continues to review the USDA’s Grain Inspection, Packers and Stockyards Administration’s (GIPSA) proposed rule on livestock marketing. “We are very concerned about how this proposed rule would impact our company, its producers and our consumer customers, particularly given how vaguely it is written,” CEO Steve Hunt says.

“It is critically important that producers who benefit from marketing their cattle in value-based programs submit comments to USDA outlining their concerns,” he adds. To assist you in making comments to USDA, we are listing several of the key points we believe will negatively impact your ability to market cattle on a value-based grid in the future and that will also negatively impact your company.

Written revenue and cost justification on pricing. This could be required on each and every lot of cattle National Beef purchases from USPB unitholders and associates. A requirement to present private profit and loss information to a governmental agency in order to justify paying premiums above a government mandated justifiable price is very concerning. The USDA's scrutiny of individually

…continued on page 2

Reproduction of any part of this newsletter is expressly forbidden without written permission of U.S. Premium Beef.

FY 2010 Kansas Cattle Performance…	continued from page 1

fiscal year 2006, only four years earlier.

Improvements in Quality grade occurred throughout the industry. Carcasses from fed cattle graded by USDA in U.S. packing plants averaged 64.58% Choice and Prime. This was the highest industry average during company history. USPB carcasses continued to grade approximately 10% more Choice and Prime than the entire industry, as has been the case for the last three years.

The Choice-Select spread was the second lowest in company history. However, due to record high Quality grades, the total Quality grade premium was still the fourth highest in company history at $19.56 per head. This was just $3.03 per head below the record set during fiscal year 2004 when Choice-Select spreads averaged $13.73 per cwt.

A record percentage of USPB carcasses qualified for the Certified Angus Beef® (CAB) branded beef label and those qualifying for the Black Canyon® Premium Reserve (BCPR) label were the second highest on record. The percentage of black-hided cattle was record high, but has remained steady between 72.0% and 74.4% during the last six years. By comparison, new USDA reports show the national average to be 62.9% black-hided across the industry during fiscal year 2010.

delivered to Kansas plants.

Premiums for the top 75%, 50%, 25% and even the bottom 25% were all record high. Total premiums paid for USPB cattle delivered to Kansas plants was over $23.4 million during fiscal year 2010. This was $1.4 million greater than the old record set during the previous year.

Quality grades also set impressive new records. The percentage of Choice and Prime was 74.58%. This was 2.7% higher than the record set during the previous year. It was also an amazing 20% higher than the company’s record low during

   USPB BENCHMARK PERFORMANCE TABLE-KS Plants

	Fiscal 2007	Fiscal 2008	Fiscal 2009	Fiscal 2010	Last 4 Weeks (Aug. 1-Aug. 28)
	All	All	All	All	All	Top 25%
In Weight	652	723	731	727	716	724
Days Fed	159	159	157	158	156	162
Live Weight	1,245	1,258	1,271	1,259	1,244	1,251
Carcass Weight	795	803	814	805	801	810
Yield %	63.88	63.81	63.99	63.93	64.35	64.76
Prime %	2.49	3.59	3.59	3.98	3.83	7.36
Choice/Better %	59.55	68.16	71.90	74.58	73.09	84.70
CAB %	11.68	17.91	20.22	21.98	21.93	33.45
BCPR %	7.69	10.87	11.91	11.89	12.48	14.39
Ungraded %	2.85	2.27	2.28	1.95	2.19	1.17
Hard Bone %	0.71	0.61	0.39	0.64	0.49	0.14
Yield Grade 1%	5.37	5.76	8.54	9.83	11.89	7.18
Yield Grade 2%	31.35	31.70	36.18	38.89	41.29	37.05
Yield Grade 3%	48.11	47.86	43.37	42.11	38.61	45.80
Yield Grade 4%	13.43	13.00	10.68	8.46	7.64	9.44
Yield Grade 5%	1.73	1.68	1.23	0.70	0.57	0.53
Avg. Yield Grade	2.75	2.73	2.60	2.51	2.44	2.61
Lightweight %	0.51	0.50	0.41	0.48	0.42	0.32
Heavyweight %	1.61	2.18	2.79	2.00	1.55	1.15
Premium	$24.61	$27.42	$31.85	$34.47	$45.24	$86.91
CH/SE Sprd. $/cwt	$10.31	$6.96	$5.57	$5.47	$8.10	$8.10
Black-hided %	74.12	72.34	73.66	74.38	73.80	82.84

Within the USPB black-hided cattle, a record high 29.55% of them met the remaining criteria for the CAB brand. The CAB Program reports the industry average CAB certification rate of all black-hided cattle was 22.9% during our fiscal year 2010. Also, 15.98% of USPB black-hided cattle certified for BCPR, which was the third highest. Combined, over 45% of all USPB black-hided cattle received a branded beef label premium during fiscal year 2010.

Yield, or dressing percentage, was similar to the previous year. The Yield Benefit, or the benefit of selling carcass weight at a carcass price compared to selling live weight at a live price, was the second highest on record, due to the fact that USPB cattle yielded 0.46% higher than the plant average for non-grid purchased cattle.

Outweight discounts were the smallest they’ve been during the last three years which also contributed to larger grid premiums. However, the outweight discount was still the third largest in company history due to the industry-wide trend toward heavier carcasses.

Live pay weights and carcass weights were both the second highest in company history. On average, USPB carcass weights have been steadily increasing at a rate of 3.7 pounds per year throughout company history. This trend is similar across the industry. Apparent total feedlot gain is the difference between live pay weight and in weight. On average, 532 pounds of gain were added to USPB cattle during the feedlot finishing period which was the third highest on record.

Average USPB Yield Grade was the lowest in nine years. As a result, Yield Grade discounts were also the lowest in nine years. Yield Grades across the industry also decreased, or became leaner, compared to the previous year. Even more impressive is the fact that for the second consecutive year, within USPB and across the industry, Yield Grades decreased, or became leaner, while Quality grade increased.

Next month we will continue to summarize fiscal year 2010 cattle performance. For a complete overview of carcass grid performance, be sure to attend the USPB annual meeting on December 8, 2010, in Kansas City, MO.♦

Table 1. Premium Breakdown—Kansas Plants
$/head	FY 2007	FY 2008	FY 2009	FY 2010
Quality Grade	$15.94	$19.94	$19.61	$19.56
Yield	$9.45	$8.32	$11.07	$10.97
Yield Grade	-$3.90	-$5.27	-$3.67	-$3.29
Outweights	-$2.73	-$3.46	-$4.20	-$3.18
Steer/Heifer	$1.54	$1.35	$1.11	$1.10
Subtotal Prem.	$20.30	$20.88	$23.92	$25.16
ASV	$2.38	$3.87	$6.04	$7.42
Natural	$1.93	$2.67	$1.89	$1.89
Overall Prem.	$24.61	$27.42	$31.85	$34.47
Top 75% Prem.	$36.18	$37.89	$37.56	$45.58
Top 50% Prem.	$46.55	$47.94	$47.76	$57.08
Top 25% Prem.	$62.79	$64.89	$63.37	$76.06

USPB Makes
Cash Distribution
USPB's Board of Directors authorized a cash distribution for the third quarter of tax year 2010. The purpose of the distribution is to assist unitholders who are making quarterly estimated tax payments. The distribution was mailed on September 10 and was equal to $1.83 per Class A unit and $16.00 per Class B unit, for a total of $17.83 per combined unit. This distribution makes the total distribution to USPB's unitholders in tax year 2010 equal to $96.76 per combined unit. Included in that total is an equity distribution of $10.62 per combined unit that was made in March 2010.♦

Company Unit Sales
Slow in Fiscal Year 2010

USPB unitholders sold 3,800 linked Class A and Class B units in fiscal year 2010 in multiple privately negotiated transactions, representing 0.5% of the total outstanding linked units. That compares to 17,268 linked units sold during fiscal year 2009. The average selling price for a linked Class A and Class B unit during fiscal year 2010 increased to $153.82 compared to $137.95 per linked unit in 2009, an increase of 11.5%.

USPB's Board voted to de‑link Class A and Class B units effective March 27, 2010. On March 29, 2010, USPB began using an internet trading system, AgStockTrade.com, to allow unitholders greater flexibility and liquidity for their investment in USPB. The most recent and highest bid posted to buy Class A units with delivery rights was $130 per unit, Class A units without delivery rights was $125 per unit and Class B units was $250 per unit. This represented a combined bid for Class A and Class B units of $380. No non-conditional trades occurred in fiscal year 2010 for de-linked Class A or Class B units.♦

USPB Annual Meeting
Set For Kansas City

U.S. Premium Beef's fiscal year 2010 annual meeting will be conducted in Kansas City, MO, at the Kansas City Airport Hilton (located at 8801 NW 112th Street) on December 8. In addition to reports from CEO Steve Hunt on USPB's fiscal year results, attendees will hear from National Beef CEO Tim Klein on National Beef’s fiscal year results.

  This year, three positions on USPB's Board of Directors will be up for election. Chairman Mark Gardiner, Ashland, KS, Secretary Joe Morgan, Scott City, KS, and Doug Laue, Council Grove, KS, currently hold these seats on the Board. All three have indicated they will seek re-election for another three year term.

  Members wanting to make hotel reservations to attend the annual meeting should call the Hilton at 816-891-8900 and tell them they are with the "U.S. Premium Beef group". The USPB rate is $99 plus tax per night.♦

USPB Completes Another Strong Year...	continued from page 1

delivered and priced more than 14 days following the commitment. This could be particularly damaging to age verified, natural and other branded programs where planning, communication and preparation is essential weeks and months in advance. The rule also requires the forwarding of this confidential documentation to the USDA.

Plaintiff’s No Longer Required to Provide Proof of Competitive Harm or Injury. Long standing judicial precedent is no longer valid. The defense of a justified preferential pricing could be significantly limited. The broad and general nature of these rules provides the possibility for frivolous lawsuits. If a producer can sue based on their thoughts of what is unfair, it is likely that price differentiation based on added value quality characteristics will suffer and a return to commodity “utility” pricing will result.

Packer to packer sales. The proposed rules also contain several references to “packers” yet do not clearly define who a packer is. The company USPB owns, National Beef, is a packer. Whether or not USPB, our Board members, unitholders and associates are packers, is not clear. If so defined, the ability of USPB unitholders and associates to sell to packers other than National Beef could be limited.

“The USDA has wisely allowed our industry more time to analyze the impact of this proposed rule on producers and consumers alike by extending the comment period to November 22, 2010,” Hunt says. “We encourage you to act now.”

To submit a comment, go to USPB’s web page at www.uspremiumbeef.com. On the opening page, select “Post Comment at USDA”, found at the bottom of the Welcome section. This will open a page where you must complete the requested information prior to submitting the comment. All comments are publicly disclosed.

Additionally, contact by phone, members of Congress, agricultural trade organizations and others who have a stake in our industry to make them aware of your concerns and encourage them to provide comments as well.♦

liquidity for their investment in USPB. For more information on unit sales see Company Unit Sales Slow in Fiscal Year 2010 on page 3.

I encourage you to attend our annual meeting on December 8 in Kansas City, MO, to learn more about your company’s financial and cattle performance during fiscal year 2010.♦

USPB Urges Producers to Submit...	continued from page 1

negotiated private treaty transactions will have a chilling effect on existing and future specialized product categories that are beneficial to producers and consumers. At a minimum, it will serve to limit negotiations and narrow the range of prices paid. Worst case scenario, variable grid pricing on specialized product categories such as Quality grade, branded, natural and age and source verified could be replaced by a single, “utility” bid. The method used by the USDA to collect/administer such practices is unclear.

The proposed GIPSA rule will harm producers of all sizes. Proponents of the proposed GIPSA rule are attempting to propagate perceived advantages of one size producer group over another. Our records show that producers of all sizes have benefited from USPB’s value-based system. However, our smallest producers typically have earned the largest premiums per head.

Eighty-three percent of USPB deliverers ship less than 500 head per year. In analyzing the top 25% of all the lots of USPB cattle delivered since we began operations in 1997, the group of producers with the highest average premium delivered less than 250 head per year, earning a premium of $63.48 per head. The second highest premium group consists of producers who delivered less than 100 head per year, with a premium of $62.92 per head.

New definition of marketing agreements. It appears this definition could affect USPB as the rules discuss cattle